As filed with the Securities and Exchange Commission on December 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STIFEL FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	501 North Broadway St. Louis, Missouri 63102-2102 Telephone: (314) 342-2000 (Address of Principal Executive Offices)	43-1273600 (I.R.S. Employer Identification No.)

STIFEL FINANCIAL CORP. 2001 INCENTIVE STOCK PLAN (2011 RESTATEMENT)

(Full title of the plan)

MARK P. FISHER, ESQ.

Senior Vice President, General Counsel,

and Corporate Secretary

Stifel Financial Corp.

One Montgomery Street, Suite 3700

San Francisco, California 94104

(415) 364-2500

(Name, address and telephone numbers, including area code, of agent for service)

Copy to:

JAMES L. NOUSS, JR., Esq.

ROBERT J. ENDICOTT, Esq.

TODD M. KAYE, Esq.

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

314-259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.15 per share	3,000,000 (1)	$60.62	$181,845,000	$22,640

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. Represents the additional shares of Common Stock available for issuance under the Stifel Financial Corp. 2001 Incentive Stock Plan (2011 Restatement).
(2)	Estimated solely for the purposes of computing the Registration Fee pursuant to the provisions of Rule 457(c) and (h), based upon the average of the high and low sale prices of common stock, $0.15 par value, of the Registrant as reported on the New York Stock Exchange on December 20, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 will be delivered to participants under the Stifel Financial Corp. 2001 Incentive Stock Plan (2011 Restatement), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or a prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Stifel Financial Corp. (the “Company” or the “Registrant”) previously filed with the SEC on February 7, 2002, a Registration Statement on Form S-8 (Registration No. 333-82328) relating to securities offered under the Stifel Financial Corp. 2001 Incentive Stock Plan, registering an initial 2,000,000 shares for distribution, on June 2, 2003, Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-105756) registering an additional 1,300,000 shares for distribution under the Stifel Financial Corp. 2001 Incentive Stock Plan, on February 13, 2007, Amendment No. 2 to Registration Statement on Form S-8 (Registration No. 333-140662) registering an additional 2,000,000 shares for distribution under the Stifel Financial Corp. 2001 Incentive Stock Plan, on July 10, 2009, a Registration Statement on Form S-8 (Registration No. 333-160523) registering an additional 11,250,000 shares for distribution under the Stifel Financial Corp. 2001 Incentive Stock Plan (2008 Restatement), and on June 11, 2012, a Registration Statement on Form S-8 (Registration No. 333-182048) registering an additional 6,000,000 shares for distribution under the Stifel Financial Corp. 2001 Incentive Stock Plan (2011 Restatement). The contents of such previously filed Registration Statements on Form S-8, including exhibits thereto, are incorporated herein by reference, except to the extent superseded or modified by the specific information set forth below or the specific exhibits attached hereto.

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017 (solely to the extent not superseded by the relevant portions of the Current Report on Form 8-K filed with the SEC on August 11, 2017);

(b)	The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017, filed with the SEC on May 5, 2017, the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2017, filed with the SEC on August 8, 2017, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2017, filed with the SEC on November 8, 2017;

(c)	Current Reports on Form 8-K filed with the SEC on January 17, 2017, February 13, 2017, April 21, 2017, June 7, 2017, August 11, 2017 (which shall supersede the relevant portions of the Annual Report on Form 10-K for the year ended December 31, 2016), August 14, 2017, September 27, 2017, October 3, 2017, October 4, 2017, October 27, 2017, and December 22, 2017 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise).; and

(d)	The description of the Registrant’s common stock which is contained in the Registration Statement on Form 8-A, filed by the Registrant on April 29, 1987, and any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act of 1934, and, therefore, this item is not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following is a summary of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”).

Subject to restrictions contained in the DGCL, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A present or former director or officer who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute shall be indemnified, and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such a determination shall be made (1) by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or (4) by the stockholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation, and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

The Registrant’s Restated Certificate of Incorporation, as amended, provides generally that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 6.4 of the Registrant’s Amended and Restated By-Laws provides for indemnification by the Registrant of each person who is or was a director, officer or employee of the Registrant (or is or was serving as a director, officer or employee of any other enterprise at the request of the Registrant) to the full extent authorized by law. Certain of the directors also have indemnification agreements with the Registrant which provide for indemnification to the full extent permitted by the DGCL or by any amendment thereof or any other statutory provisions authorizing or permitting indemnification.

In addition, the DGCL authorizes the Registrant to purchase insurance for its directors and officers insuring them against certain risks as to which the Registrant may be unable lawfully to indemnify them. The Registrant has purchased insurance coverage for its directors and officers as well as insurance coverage to reimburse itself for potential costs of corporate indemnification of its directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the exhibits listed under “Exhibit Index” herein, which is incorporated by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant, as amended, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form S-8 filed on July 10, 2009.

4.2*	Certificate of Amendment to Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 22, 2017.

4.3*	Amended and Restated By-Laws of Stifel Financial Corp.

4.4	Registration Rights Agreement, dated February 28, 2007, of the Registrant, incorporated herein by reference to the Registrant’s Current Report on Form 8-K/A filed on March 6, 2007.

4.5	Specimen Stock Certificate, incorporated herein by reference to Exhibit 7 to the Registrant’s Registration Statement on Form 8-A filed April 29, 1987. (P)

5.1*	Opinion of Bryan Cave LLP as to the legality of the securities being registered.

10.1*	First Amendment to Stifel Financial Corp. 2001 Incentive Stock Plan (2011 Restatement).

23.1*	Consent of Bryan Cave LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (set forth on signature page hereto).

*	Filed herewith.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on December 26, 2017.

STIFEL FINANCIAL CORP.

By:	/s/ Ronald J. Kruszewski
Ronald J. Kruszewski, Chairman, Chief Executive Officer, and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Stifel Financial Corp., hereby severally and individually constitute and appoint Ronald J. Kruszewski and James M. Zemlyak and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ronald J. Kruszewski Ronald J. Kruszewski	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 26, 2017

/s/ James M. Zemlyak James M. Zemlyak	President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 26, 2017

/s/ Kathleen Brown Kathleen Brown	Director	December 26, 2017

/s/ Michael W. Brown Michael W. Brown	Director	December 26, 2017

/s/ John P. Dubinsky John P. Dubinsky	Director	December 26, 2017

Name	Title	Date

/s/ Robert E. Grady Robert E. Grady	Director	December 26, 2017

/s/ Frederick O. Hanser Frederick O. Hanser	Director	December 26, 2017

/s/ Maura A. Markus Maura A. Markus	Director	December 26, 2017

/s/ James M. Oates James M. Oates	Director	December 26, 2017

/s/ David A. Peacock David A. Peacock	Director	December 26, 2017

/s/ Thomas W. Weisel Thomas W. Weisel	Director	December 26, 2017

/s/ Kelvin R. Westbrook Kelvin R. Westbrook	Director	December 26, 2017

/s/ Michael J. Zimmerman Michael J. Zimmerman	Director	December 26, 2017